STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	6
Beginning Date of Accrual Period	20-Nov-02
End Date of Accrual Period	19-Dec-02
Payment Date	20-Dec-02
Previous Payment Date	20-Nov-02

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount) 45,583,586.33
Principal Collections	35,776,136.91
Interest Collections (net of Servicing Fee)	9,508,357.31
Servicing Fee	473,789.11
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	45,583,586.33
Interest Paid to Notes	1,524,884.22
Principal Paid to Notes	43,584,913.00
Servicing Fee	473,789.11
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	1,137,093,870.92
Principal Collections (including repurchases)	35,776,136.91
Charge off Amount	(20,725.00)
Ending Pool Amount	1,101,297,009.01

Collateral Performance
Cash Yield (% of beginning balance)	10.53%
Charge off Amount (% of beginning balance)	0.02%
Net Yield	10.51%
Cumulative Realized Losses	0.01%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	24,171,024.87
30-59 days number of Home Equity Loans	264
60-89 days principal balance of Home Equity Loans	4,059,404.50
60-89 days number of Home Equity Loans	55
90+ days principal balance of Home Equity Loans	8,480,733.42
90+ days number of Home Equity Loans	95

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	11,709
Number of Home Equity Loans outstanding (Ending of Collection Period)	11,363
Number of Home Equity Loans that went into REO	1
Principal Balance of Home Equity Loans that went into REO	278,152.20

Overcollateralization
Begin Overcollateralization Amount	53,136,437.05
Overcollateralization Release Amount	0.00
Distributable Excess Cash	7,808,776.09
Charge offs	(20,725.00)
End Overcollateralization Amount	60,924,488.14

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateraliztion Amount	53,115,712.05
Interim Overcollateralization Deficiency	77,238,255.59

Excess Cashflow	7,808,776.09

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	80.62%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	34.955286
2. Principal Distribution per $1,000	33.773664
3. Interest Distribution per $1,000	1.181623

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.38813%
2. Formula Rate (1-mo. Libor plus 30bps)	1.68813%
3. Available Funds Cap	10.30180%
4. Note Rate	1.68813%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,524,884.22
7. Current Interest and Interest Carrforward Amount paid	1,524,884.22
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	1,083,957,433.87
2. Principal Payment Amount paid	35,776,136.91
3. Distributable Excess Cashflow paid	7,808,776.09
4. Note Principal Amount, after payments	1,040,372,520.87

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.8061779
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9446793